Exhibit 99.1
Pacific Premier Bancorp, Inc. First Quarter 2010 Results (Unaudited)

Costa Mesa, Calif., April 21, 2010 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for first quarter of 2010 of $456,000 or $0.04 per share on a diluted basis, compared to 2009 of $537,000 or $0.09 per share on a diluted basis.

The Company’s pre-tax income decreased $261,000 for the quarter ended March 31, 2010, compared to same period in 2009, which was primarily due to:

·
A $1.0 million loss on the sale of $14.3 million of commercial real estate loans in 2010, which loss was essentially all derived from the sales of $6.0 million of delinquent loans, compared with no sales activity in 2009;

·	A $326,000 other-than-temporary impairment (“OTTI”) loss taken on private label securities in 2010, compared to small recovery of loss in 2009; and

·	A $301,000 increase in other real estate owned operations, net, primarily related to current period write downs.

Partially offsetting these unfavorable items was a $1.4 million increase in net interest income due to a higher net interest margin and level of interest earning assets.

Steven R. Gardner, President and Chief Executive Officer, commented on the results, “Our first quarter results for 2010 are a testament to the talent and dedication of our employees as well as our ability to execute on our strategic initiatives in this difficult economic environment.  We continue to take advantage of these challenging conditions by gaining market share through attracting new business banking customers.  During the current quarter, the Bank’s franchise was strengthened by a net increase of 260 new transaction deposit accounts amounting to a $17.0 million or 9%.  The lower cost of these transaction accounts has allowed us to continue to reduce our wholesale funding by paying down higher cost borrowings of $25.0 million during the current quarter.  Our net interest margin increased by37 basis points to 3.56% for the first quarter of 2010 compared to 3.19% for the fourth quarter of 2009, primarily due to a decrease in the Bank’s average cost of funds of 29 basis points for the period. As we closed out the first quarter of 2010, we began to see the first signs of what we hope will be higher demand for business credit as the economy starts to emerge from the recession.”

Mr. Gardner continued, “Our conservative credit culture, sound underwriting practices and aggressive loss mitigation strategies have proven beneficial in minimizing the losses to the Bank’s loan portfolio during the recessionary economic conditions.  In regard to our asset quality during the first quarter of 2010:

·	Our nonperforming assets did not include any commercial real estate troubled debt restructurings, and after being relatively flat over the prior three quarters, declined by $2.9 million;

·	Total delinquent loans were 1.10% of total loans at quarter end and benefited from the sale of $6.0 million of delinquent commercial real estate loans;

·
Our allowance for loan losses grew to 1.68% of total loans from 1.55% at year end, due to the decrease in loans outstanding and, to a lesser extent, from loan charge-offs, which were 0.57% of average loans; and

·	Debt service coverage ratios remained relatively stable at 1.22x for our multifamily portfolio and 1.28x for our non-owner occupied commercial real estate portfolio.”

Mr. Gardner concluded, “Although we are pleased with the positive trends in asset quality and the overall performance of our loan portfolio compared to our peers, we anticipate higher credit costs for the remainder of 2010 given the expected continued weakness in the Southern California commercial real estate market.”

Net Interest Income

Net interest income totaled $6.7 million in the first quarter of 2010, up $1.4 million or 26.2% from the same period in the prior year.  The increase reflected a higher net interest margin of 3.56% in the current quarter from 3.00% in the prior year quarter and a higher level of average interest-earning assets amounting to$748.8 million in the current quarter, compared to $703.1 million in the prior year quarter.  The 56 basis point increase in the current quarter net interest margin reflected the average costs on interest-bearing liabilities decreasing more rapidly than the average yield on interest-earning assets.  The lower cost on our interest-bearing liabilities resulted primarily from a decline in our cost of deposits of 143 basis points during the current quarter.  The lower yield on our current quarter interest-earning assets was primarily associated with the unfavorable impact of a higher proportion of average cash and cash equivalents held and a lower yield on investment securities of 137 basis points.  The lower yield on our investment securities was primarily due to the decision to reduce our credit risk exposure in our securities portfolio by selling private label securities with higher credit risk and replacing them with lower yielding, lower credit risk government sponsored enterprise (“GSE”) securities.  These GSE securities also enhanced our regulatory capital as they have a lower asset risk weighting than private label securities.

Provision for Loan Losses

During the first quarter of 2010, the provision for loan losses totaled $1.1 million, a decrease of $104,000 from the first quarter of 2009.  Net loan charge offs amounted to $0.8 million for the first quarter of 2010, an increase of $147,000 from the same period in the prior year.  The recent loan charge offs we have experienced are related to the continued general economic weakness in the California economy, as reflected in high unemployment figures, sluggish commercial real estate markets and other economic factors, which adversely affect our borrowers, our borrower‘s businesses and the collateral securing our loans.

Noninterest income

In the first quarter of 2010, we had a noninterest loss of $0.7 million, compared to noninterest income of $0.6 million in the first quarter of 2009.  This unfavorable change between quarters was primarily due to $1.0 million loss on the sale of loans in the current quarter, compared with no loan sales activity in the prior year quarter and net OTTI charges of $326,000 in the current quarter, compared to a small recovery of loss in the prior year quarter.  The OTTI charges were on private label securities received by when we redeemed our shares in certain mutual funds in 2008.

Noninterest Expense

Noninterest expense totaled $4.3 million in the first quarter of 2010, up $392,000 from the same period in the prior year.  The increase primarily related to higher costs within other real estate owned operations, net of $301,000, due to an increase in write downs of $226,000 and, to a lesser extent, an increase in the number of foreclosed properties.

Assets and Liabilities

At March 31, 2010, assets totaled $767.6 million, up $30.4 million or 4.1% from March 31, 2009.  During the first quarter of 2010, assets declined $39.7 million, primarily due to decreases of $28.7 million in loans held for investment, net and $10.1 million in cash and cash equivalents

Investment securities available for sale totaled $120.3 million at March 31, 2010, up $54.1million or 81.7% from the same period in the prior year.  During the first quarter of 2010, investment securities available for sale declined $3.1 million or 2.5% as sales and principal payments exceeded purchases.  At March 31, 2010, 55 of the private label mortgage backed securities (“MBS”) totaling $6.1 million, with a market value of $3.9 million, were classified as substandard or impaired.  Interest received from these securities is applied against their respective principal balances.  These private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment declined $75.1 million or 12.2% from March 31, 2009to $537.9 million at March 31, 2010.  During the first quarter of 2010, loans held for investment declined $28.4 million as loan sales of $14.3 million and payoffs of $10.6 million exceeded originations of $2.9 million.  At March 31, 2010, the Company’s allowance for loan losses was $9.2 million, an increase of $2.8 million from the year ago quarter end and an increase of $264,000 from year-end 2009.  The current first quarter increase in the allowance for loan losses was primarily due to the provision for loan losses of $1.1 million, partially offset by net loan charge-offs of $0.8 million, which were down from the $1.4 million recorded in the fourth quarter of 2009.  The allowance for loan losses as a percent of nonaccrual loans increased to 213% at March 31, 2010 from 89% at December 31, 2009 and 84% at March 31, 2009.  Likewise, the ratio for allowance for loan losses to total loans increased to 1.7% at March 31, 2010 from 1.5% at December 31, 2009 and 1.0% at March 31, 2009.

Deposits totaled $612.9 million at March 31, 2010, up $119.6 million or 24.2% from March 31, 2009.  During the first quarter of 2010, deposits decreased $5.8 million due primarily to a reduction in retail certificates of deposit accounts of $20.3 million, partially offset by an increase in interest bearing transaction accounts of $12.8 million and noninterest bearing demand deposits of $4.2 million.  With respect to the decrease in retail certificates of deposit, we experienced a contraction of $56.5 million in our less than one year products, while our greater than one year products grew $36.2 million as we strategically sought to lengthen liabilities in the current low interest rate environment.  At March 31, 2010, we had a minimal amount of wholesale deposits and no brokered deposits.  At March 31, 2010, the loan to deposit ratio was 89.3%, compared to 93.0% at December 31, 2009 and 125.5% at March 31, 2009.

At March 31, 2010, total borrowings amounted to $76.8 million, down $25.0 million or 24.6% from December 31, 2009 and $105.5 million or 57.9% from March 31, 2009.  The reduction in borrowings during the first quarter of 2010 was due to the pay down of a fixed rate Federal Home Loan Bank (“FHLB”) term advance, which carried a rate of 4.87%.  The Bank has one remaining term advance outstanding from the FHLB totaling $38.0 million that matures in November 2010 and carries a fixed rate of 4.92%.  At March 31, 2010, total borrowings represented 10.0% of total assets.

Nonperforming Assets

Nonperforming assets declined during the first quarter by $2.9 million to total $10.5 million at March 31, 2010 and represented 1.36% of total assets, compared to 1.66% at December 31, 2009 and 1.04% at March 31, 2009.  The 2010 first quarter decline was primarily from loan sales of $3.4 million and net loan charge offs of $0.8 million coupled with other real estate owned sales of $0.5 million and property write downs of $226,000.  These declines in nonperforming assets were partially offset by additions to nonperforming loans of $2.3 million as the weak California economy continues to affect our borrowers.  At March 31, 2010, nonperforming assets consisted of $4.3 million of nonaccrual loans and $6.2 million of other real estate owned.  We had five properties in other real estate owned consisting of two commercial real estate properties totaling $2.4 million, one commercial land property of $2.1 million and two multi-family properties totaling $1.7 million.  Of the five properties, two commercial real estate properties and one multi-family property totaling $2.5 million were in escrow to be sold at March 31, 2010.

Stockholders’ Equity

At March 31, 2010, the Company’s ratio of tangible common equity to total assets was 9.66% and basic book value per share was $7.39 and diluted book value per share was $6.80.

At March 31, 2010, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.01%, tier 1 risked-based capital of 13.97% and total risk-based capital of 15.22%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At March 31, 2010, the Company had a ratio for tier1 leverage capital of 10.17%, tier 1 risked-based capital of 14.06% and total risk-based capital of 15.32%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by us; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$49,541	$59,677	$8,081
Federal funds sold	29	29	28
Cash and cash equivalents	49,570	59,706	8,109
Investment securities available for sale	120,270	123,407	66,199
FHLB stock/Federal Reserve Bank stock, at cost	14,330	14,330	14,330
Loans held for sale, net	-	-	652
Loans held for investment	547,051	575,489	619,336
Allowance for loan losses	(9,169)	(8,905)	(6,396)
Loans held for investment, net	537,882	566,584	612,940
Accrued interest receivable	3,592	3,520	3,768
Other real estate owned	6,169	3,380	55
Premises and equipment	8,697	8,713	9,386
Deferred income taxes	11,546	11,465	9,891
Bank owned life insurance	12,060	11,926	11,527
Other assets	3,528	4,292	409
TOTAL ASSETS	$767,644	$807,323	$737,266
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$38,084	$33,885	$31,378
Interest bearing:
Transaction accounts	174,644	161,872	66,596
Retail certificates of deposit	397,121	417,377	385,822
Wholesale/brokered certificates of deposit	3,052	5,600	9,554
Total deposits	612,901	618,734	493,350
FHLB advances and other borrowings	66,500	91,500	172,000
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	3,812	13,277	3,395
TOTAL LIABILITIES	693,523	733,821	679,055
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 shares at March 31, 2010 and December 31, 2009, and 4,803,451 shares at March 31, 2009 issued and outstanding	100	100	47
Additional paid-in capital	79,928	79,907	64,373
Accumulated deficit	(4,308)	(4,764)	(3,767)
Accumulated other comprehensive loss, net of tax of $1,118 at March 31, 2010, $1,218 at December 31, 2009, and $1,707 at March 31, 2009	(1,599)	(1,741)	(2,442)
TOTAL STOCKHOLDERS’ EQUITY	74,121	73,502	58,211
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$767,644	$807,323	$737,266

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	March 31,
	2010	2009
	Unaudited	Unaudited
INTEREST INCOME
Loans	$9,155	$10,165
Investment securities and other interest-earning assets	1,029	787
Total interest income	10,184	10,952
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	413	255
Interest on certificates of deposit	2,168	3,456
Total interest-bearing deposits	2,581	3,711
FHLB advances and other borrowings	868	1,861
Subordinated debentures	75	103
Total interest expense	3,524	5,675
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,660	5,277
PROVISION FOR LOAN LOSSES	1,056	1,160
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,604	4,117
NONINTEREST INCOME
Loan servicing fees	70	159
Deposit fees	188	212
Net loss from sales of loans	(1,015)	-
Net gain from sales of investment securities	87	-
Other-than-temporary impairment loss on investment securities, net	(326)	2
Other income	270	257
Total noninterest income (loss)	(726)	630
NONINTEREST EXPENSE
Compensation and benefits	2,013	2,009
Premises and occupancy	626	658
Data processing and communications	184	155
Other real estate owned operations, net	295	(6)
FDIC insurance premiums	348	286
Legal and audit	125	132
Marketing expense	149	189
Office and postage expense	123	80
Other expense	459	427
Total noninterest expense	4,322	3,930
NET INCOME BEFORE INCOME TAX	556	817
INCOME TAX	100	280
NET INCOME	$456	$537

EARNINGS PER SHARE
Basic	$0.05	$0.11
Diluted	$0.04	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,033,836	4,852,895
Diluted	11,021,014	6,038,129

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Profitability and Productivity
Net interest margin	3.56	3.00
Noninterest expense to average total assets	2.18	2.13
Efficiency ratio (1)	58.69	66.63
Return on average assets	0.23%	0.29%
Return on average equity	2.47	3.73

Average Balance Sheet
Total assets	$792,146	$737,898
Loans receivable, net	555,106	616,182
Deposits	617,013	481,020
FHLB advances and other borrowings	82,133	182,693
Subordinated debentures	10,310	10,310
Equity	73,982	57,590

Asset and liability activity
Loans originated/purchased	2,922	7,001
Repayments	10,641	16,671
Loans sold	(14,290)	-
Increase (decrease) in loans	(28,702)	(9,546)
Increase (decrease) in assets	(39,679)	(2,690)
Increase (decrease) in deposits	(5,833)	36,222
Increase (decrease) in borrowings	(25,000)	(37,900)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities

	March 31, 2010	December 31, 2009	March 31, 2009

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.01%	9.72%	8.89%
Tier 1 risk-based capital ratio	13.97	13.30	10.94
Total risk-based capital ratio	15.22	14.55	12.01

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.17%	9.89%	9.04%
Tier 1 risk-based capital ratio	14.06	13.41	11.03
Total risk-based capital ratio	15.32	14.67	12.09

Share Data
Book value per share (Basic)	$7.39	$7.33	$12.15
Book value per share (Diluted)	6.80	6.75	9.89
Closing stock price	4.90	3.38	4.33

	March 31, 2010	December 31, 2009	March 31, 2009

Loan Portfolio
Real estate loans:
Multi-family	$264,996	$278,744	$289,803
Commercial investor	139,953	149,577	161,409
One-to-four family (1)	8,364	8,491	8,922
Land	-	-	2,550
Business loans:
Commercial owner occupied (2)	96,336	103,019	107,714
Commercial and industrial	33,166	31,109	43,604
SBA	3,002	3,337	4,620
Other loans	1,770	1,991	2,010
Total gross loans	$547,587	$576,268	$620,632
Less:
Loans held for sale, net	-	-	(652)
Deferred loan origination costs (fees) and premiums (discounts)	(536)	(779)	(644)
Allowance for loan losses	(9,169)	(8,905)	(6,396)
Loans held for investment, net	$537,882	$566,584	$612,940

Asset Quality
Nonaccrual loans	$4,299	$10,012	$7,592
Other real estate owned	6,169	3,380	55
Nonperforming assets	10,468	13,392	7,647
Allowance for loan losses	9,169	8,905	6,396
Allowance for loan losses as a percent of total nonperforming loans	213.28	88.94	84.25
Nonperforming loans as a percent of gross loans receivable	0.79	1.74	1.22
Nonperforming assets as a percent of total assets	1.36	1.66	1.04
Net loan charge-offs for the quarter ended	792	1,402	645
Net loan charge-offs for quarter to average total loans	0.57%	0.98%	0.42%
Allowance for loan losses to total loans	1.68	1.55	1.03

Delinquent Loans:
30 - 59 days	566	3,976	4,098
60 - 89 days	3,905	52	2,150
90+ days (3)	1,536	5,480	5,562
Total delinquency	$6,007	$9,508	$11,810
Delinquency as a % of total gross loans	1.10%	1.65%	1.90%

(1) Includes second trust deeds
(2) Secured by real estate
(3) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets